Exhibit 4.3
ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of September 29, 2008 (this “Agreement”) is made and entered into by and among:
(1)	KOOKMIN BANK, a joint stock company (chusik hoesa in Korean) duly organized and existing under the laws of the Republic of Korea (“Korea”) with its office located at 9-1, Namdaemun-ro 2-ga, Jung-gu, Seoul, Korea (the “Assignor”);

(2)	KB FINANCIAL GROUP INC., a joint stock company (chusik hoesa in Korean) duly organized and existing under the laws of Korea with its office located at [9-1, Namdaemun-ro 2-ga, Jung-gu, Seoul, Korea] (the “Assignee”); and

(3)	ING BANK N.V., a company duly organized and existing under the laws of the Netherlands with its registered office located at Amstelveenseweg 500, 1081 KL Amsterdam, the Netherlands (“ING Bank”).
W I T N E S S E T H:
WHEREAS, the Assignor and ING Bank entered into the Amended and Restated Strategic Alliance Agreement dated August 27, 2003 (the “SAA”);
WHEREAS, the Assignor, ING Bank, KB Asset Management Co., Ltd. and ING Insurance International B.V. entered into the Agreement Dealing with the Establishment of KB Financial Holding Company dated April 30, 2008 (the “FHC Agreement”); and
WHEREAS, pursuant to Section 3.1 of the FHC Agreement, the Assignor desires to assign to the Assignee all of its rights, obligations and liabilities under the SAA to the Assignee, and the Assignee desires to assume, acquire and take from the Assignor such rights, obligations and liabilities under the SAA.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.	Definitions
Capitalized terms defined in the SAA and the FHCA and not otherwise defined herein have the meanings assigned to them in the SAA and the FHC Agreement.

2.	Amendment to the SAA

The parties hereto agree that the definition of “Shares” in Section 1.01 of the SAA shall be hereby amended to read as follows:
“Shares” means the common shares of the Assignee having par value 5,000 Korean won.

3.	Assignment and Assumption
3.1.	Pursuant to Section 3.1 of the FHC Agreement, the Assignor hereby irrevocably assigns all of its rights, obligations and liabilities under the SAA to the Assignee.

3.2.	Pursuant to Section 3.1 of the FHC Agreement, the Assignee hereby irrevocably accepts the assignment of all of the Assignor’s rights, obligations and liabilities under the SAA, and assumes and agrees to perform, satisfy and discharge all of the Assignor’s covenants, agreements, obligations and liabilities under the SAA.

3.3.	From and after the date of this Agreement, the Assignee shall constitute and act as a party to the SAA in place of the Assignor, shall have the rights and obligations of the Assignor thereunder and shall be bound by all the provisions of the SAA in the same manner and with the same force and effect as if the Assignee has originally executed the SAA as “KB” or the Assignor. Any and all references to the Assignor in the SAA shall be deemed a reference to the Assignee.

3.4	Each party hereto agrees to take or cause to be taken such further action, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order to effectuate fully the purposes, terms and conditions set forth in this Agreement. Without limiting the foregoing, ING Bank and the Assignee shall execute, in due course, an amended and restated SAA to reflect the assignment, assumption and amendments of the SAA under this Agreement and to reflect the Assignee as the party to the SAA.

4.	Release and Discharge
In consideration of the Assignee’s undertaking under Section 3.2 hereof, as of and from the date of this Agreement, each of the Assignor and ING Bank hereby releases and discharges each other from any obligations and liabilities owed to each other under or pursuant to the SAA.

5.	Consent to Assignment
Pursuant to Section 3.1 of the FHC Agreement, ING Bank hereby consents to the assignment and assumption hereunder and confirms that the Assignee has acquired and assumed all the rights, obligations and liabilities of the Assignor under the SAA.

6.	Representations and Warranties
6.1	Representations and Warranties of the Assignor and the Assignee. The Assignor and the Assignee represent and warrant to ING Bank as follows:
(a)	Corporate Organization and Qualification. Each of the Assignor and the Assignee is a joint stock company (chusik hoesa in Korean) duly organized and validly existing under the laws of Korea and has all power and authority required to use its properties and conduct its business as it is now being conducted.

(b)	Authorization of Agreement; Enforceability. Each of the Assignor and the Assignee has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of each of the Assignor and the Assignee. This Agreement has been duly executed and delivered by each of the Assignor and the Assignee and constitutes a valid and binding obligation of the Assignor and the Assignee, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(c)	No Conflict. The execution, delivery and performance of this Agreement will not: (i) violate any provision of the Articles of Incorporation or other constitutional documents of each of the Assignor and the Assignee or (ii) result in the violation of any Law applicable to the Assignor or the Assignee.
6.2	Representations and Warranties of ING Bank. ING Bank represents and warrants to the Assignor and the Assignee as follows:
(a)	Corporate Organization and Qualification. ING Bank is a corporation duly organized and validly existing under the laws of the Netherlands and has all power and authority required to use its properties and conduct its business as it is now being conducted.

(b)	Authorization of Agreement; Enforceability. ING Bank has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of each of ING Bank. This Agreement has been duly executed and delivered by ING Bank and constitutes a valid and binding obligation of ING Bank, enforceable against ING Bank in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(c)	No Conflict. The execution, delivery and performance of this Agreement will not: (i) violate any provision of the Articles of Incorporation or other constitutional documents of ING Bank or (ii) result in the violation of any Law applicable to ING Bank.

7.	Indemnification
7.1	Indemnification by ING Bank. ING Bank agrees to indemnify and hold harmless the Assignor and the Assignee and each of their respective Representatives (collectively, the “Indemnified KB Parties”) from and against any and all Losses incurred by any of the Indemnified KB Parties as a result of, or arising out of, the breach of any representation, warranty, covenant or agreement made by ING Bank in this Agreement.

7.2	Indemnification by the Assignor and the Assignee. The Assignor and the Assignee agree to indemnify and hold harmless ING Bank and each Representative of ING Bank (collectively, the “Indemnified ING Bank Parties”) from and against any and all Losses incurred by any of the Indemnified ING Bank Parties as a result of, or arising out of, the breach of any representation, warranty, covenant, or agreement made by the Assignor or the Assignee in this Agreement.

8.	Governing Law and Jurisdiction
This Agreement shall be governed by the laws of Korea, without giving effect to the principles thereof relating to the conflicts of law. In the event of any dispute arising out of or relating to this Agreement, the parties consent to submit such dispute to arbitration in accordance with Section 7.06 of the SAA. In the event of any conflict between the English language version of this Agreement and any translation hereof, the English language version shall prevail.

9.	Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective duly authorized officers.
KOOKMIN BANK

By:
Name:	In-Gyu Choi
Title:	Senior Executive Vice President, Strategic Planning Group
KB FINANCIAL GROUP INC.

By:
Name:	Jung-Hoe Kim
Title:	President & Chief Operating Officer
ING BANK N.V.

By:
Name:	Hendrik Kooiker
Title:	Authorized Representative

By:
Name:	Dorothy Chan
Title:	Authorized Representative